UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2017

LOTON, CORP

(Exact name of registrant as specified in its charter)

Nevada	333-167219	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

269 South Beverly Drive, Suite 1450

Beverly Hills, California 90212

(Address of principal executive offices) (Zip Code)

(310) 601-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 below is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 9, 2017, Loton, Corp (the “Company”) appointed Douglas Schaer to serve as the Chief Operating Officer of the Company, effective as of May 3, 2017.

Mr. Schaer, age 44 ― Prior to being appointed as the Company’s Chief Operating Officer, Mr. Schaer was involved with the Company in an advisory capacity since January 2016, providing strategic guidance and introductions, and in the process crafting and managing effective marketing and operational solutions. An experienced entrepreneur and business strategist, Mr. Schaer specializes in franchise asset development and foundation building in the entertainment and sports genres. From July 2011 to April 2017, Mr. Schaer served as Chief Operating Officer for Hero Ventures, an innovative live entertainment production and touring company. He continues to serve on its board of directors. Prior to launching Hero Ventures, Mr. Schaer co-founded Silent Partner Media, a boutique, creative marketing and consulting firm with a distinctive entertainment, sports and music industry client list, after a long stint as a certified player agent by the Major League Baseball Players Association (since 1998), where he was regarded for his expertise in the niche area of Baseball Salary Arbitration preparation and litigation. Mr. Schaer earned a Bachelor of Arts degree in Government from Wesleyan University, and holds a Juris Doctor degree from the University of Southern California Gould School of Law and was admitted to the California Bar.

There is no arrangement or understanding between Mr. Schaer and any other persons pursuant to which Mr. Schaer was appointed to his position.  There are no family relationships between Mr. Schaer and any of the Company’s officers or directors.  Prior to being appointed as the Company’s Chief Operating Officer, Mr. Schaer entered into a consulting agreement with the Company pursuant to which he received 100,000 shares of the Company’s common stock as payment for certain consulting services provided to the Company under such agreement. Other than as described herein, there are no other transactions to which the Company or any of its subsidiaries is a party in which Mr. Schaer has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Employment Agreement

In connection with Mr. Schaer’s appointment, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Schaer, dated as of May 3, 2017 (the “Effective Date”), for a term of two years at an annual salary of $180,000, which shall increase to $240,000 upon the closing of an underwritten public offering of the Company’s common stock (the “Offering”). Mr. Schaer also received 400,000 shares of the Company’s common stock (the “Shares”), with 50% of the Shares vesting 12 months from the Effective Date and remaining shares vesting monthly thereafter. Mr. Schaer is also eligible, at the discretion of the Company’s board of directors (the “Board”), to receive an annual performance bonus. If Mr. Schaer’s employment is terminated without Cause (as defined in his employment agreement) or he resigns for Good Reason (as defined in his employment agreement, subject to a 30-day cure period), Mr. Schaer (x) would be entitled to receive (i) 50% percent of his annual base salary then in effect for the remainder of the term of his employment up to a maximum of six months’ salary, however, if such termination occurs in the last six months of the term of his employment, then Mr. Schaer will receive three months of his annual base salary then in effect or the salary for the remainder of the term of his employment, whichever is less, (ii) his unpaid base salary then in effect up to the date of termination, (iii) his accrued benefits in accordance with the Company’s applicable policies, (iv) any bonus granted by the Board but unpaid in respect of the applicable Company fiscal year, and (v) approved but unreimbursed expenses incurred through the date of his termination (the amounts listed in (ii) through (v) are referred to as “Accrued Amounts”), and (y) shall forfeit such amount of the Shares calculated as provided in his employment agreement. The number of Shares that are not forfeited shall continue to vest. If such termination occurs after the first anniversary of Mr. Schaer’s employment, none of the Shares shall be forfeited.

If the Offering does not close on or before August 31, 2017, the Company shall have the right to reduce or suspend Mr. Schaer’s base salary, effective on or after August 31, 2017 and up to the date the Offering closes, if at all. If Mr. Schaer’s employment is then terminated due to the Company’s failure to restore his base salary after due notice by Mr. Schaer, Mr. Schaer shall receive all Accrued Amounts and no other payments. In addition, Mr. Schaer shall then forfeit 50% of the portion of the Shares that are applicable to the period of his employment term after the termination date calculated as provided in his employment agreement. The Shares that are not forfeited shall continue to vest. If Mr. Schaer’s employment is terminated for Cause, then he will not be entitled to receive any termination benefits and all Shares shall be forfeited (whether or not vested), and he shall only be entitled to the compensation and benefits which shall have accrued as of the date of such termination. Mr. Schaer’s employment agreement contains covenants for the Company’s benefit relating to non-competition and non-solicitation during the term of his employment and protection of the Company’s confidential information.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
10.1*	Employment Agreement, dated as of May 3, 2017, by and between the Company and Douglas Schaer.
10.2*	Notice of Grant and Restricted Stock Agreement, dated as of May 3, 2017, by and between the Company and Douglas Schaer.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTON, CORP

/s/ Robert S. Ellin
Name: Robert S. Ellin
Title: Executive Chairman and President

Dated: May 15, 2017